Exhibit 99




FOR IMMEDIATE RELEASE
                         Analyst Contact:    Stanley H. Gray,
                                             Director of Investor
                                             Relations
                                             540-896-7001

                         Media Contact:      Gail Price, Director of
                                             Corporate Communication
                                             704-624-2171

   WLR FOODS ANNOUNCES COMMON STOCK DIVIDEND, CHICKEN EXPANSION AND
                    NORTH CAROLINA TURKEY REDUCTION

Broadway, Virginia, March 20, 1997   The Board of Directors of WLR
Foods, Inc. (NASDAQ: WLRF) declared a stock dividend to be distributed on May 2, 1997 to its shareholders of record as of April 11, 1997. In lieu of the regular cash dividend, this dividend will be paid in stock with .00525 shares being distributed for each share of common stock outstanding on the record date. Based on yesterday s market close, the estimated value of the stock dividend will be equivalent in value to a $0.06 per share cash dividend.

In addition, the company announced plans to increase its total chicken output by approximately 10% through the expansion of its Goldsboro, North Carolina chicken complex. Production will be gradually increased to meet the normally higher demand expected this summer. When the project is ultimately completed during the first half of 1998, the capacity at this complex will have been doubled to 650,000 birds per week. During the expansion, the company expects to add more than 100 poultry houses and increase employment at the complex from the current 400 to nearly 700 people.

The company also announced that it is reducing turkey production in its Marshville, North Carolina complex where Poult Enteritis Mortality Syndrome (PEMS) has dramatically affected flock performance. With the assistance of various experts on PEMS, the company has developed a plan to contain the impact and spread of the disease by reducing turkey density in the Union County area and intensifying biosecurity and management practices. While the company aggressively encourages and participates in continued research directed at a diagnosis and cure, it is reducing density by suspending placements on the turkey farms most severely affected by disease until a solution can be found.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) label and retail ice under the Cassco(R) label. This $1 billion sales company is nationally ranked as the seventh largest poultry processor by sales volume and has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania, close to its major mid-Atlantic markets.

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